Exhibit (b)
ALLEN & OVERY

To:	DR 3 S.r.l.
Zona Industriale Villanova, 12
32013 Longarone (BL) Italy
Fax number: +39.0437.573.195
Attention: Maurizio Dessolis

De Rigo Holding B.V.
Herengracht 450 (1017CA),
Amsterdam
Fax number: +31.2054.08909
Attention: Colin Longhurst
28 July, 2005
DR 3 S.r.l. US$90,000,000 Credit Facility
Dear Sirs,
Set out below are the terms and conditions of our proposal with respect to the DR 3 S.r.l. US$90,000,000 Credit Facility (the Proposal).
* * *

THIS AGREEMENT is dated [   ], 2005
BETWEEN:
(1)	DR 3 S.r.l. (the Company);

(2)	DE RIGO HOLDING BV (the Guarantor); and

(3)	BANCA INTESA S.p.A. as lender (the Lender).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means:
(a)	a bank or financial institution which has a rating for its long-term debt obligations of AA or higher by S&P or Fitch or Aa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Lender.
Additional Guarantor means a person providing a guarantee pursuant to Clause 20.6(b)(vi).
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
American Depositary Receipts means American depositary receipts evidencing any number of American Depositary Shares.
American Depositary Shares means all Shares in Target traded on the New York Stock Exchange in the form of American depositary shares and evidenced by American Depositary Receipts, where each such American depositary share represents a Share in Target.
Availability Period means the period from and including the date of this Agreement to and including the Term Date.
Break Costs means the amount (if any) which the Lender is entitled to receive under Clause 24.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Milan and New York and which is also a TARGET Day.
Cash means cash in hand or credit balances or amounts on deposit with any Acceptable Bank which is:
(a)	accessible by an Obligor or a member of the Target Group, as the case may be within 30 days; and

(b)	not subject to any Security Interest.
Cash Equivalent means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(b)	any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:
(i)	matures within one year after the relevant date of calculation; and

(ii)	is not convertible to any other security;
(c)	open market commercial paper not convertible to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;
(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialised equivalent);

(e)	Euro bills of exchange eligible for rediscount at the Banca d’Italia and accepted by an Acceptable Bank (or any dematerialised equivalent);

(f)	investments accessible within 30 days in money market funds which:
(i)	have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above; or
(g)	any other debt security approved by the Lender,
in each case, to which an Obligor or any member of the Target Group, as the case may be, is beneficially entitled at that time and which is not issued or guaranteed by an Obligor or any member of the Group or subject to any Security Interest.
Commitment means US$90,000,000 to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 5 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.
Default means:
(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
EURIBOR means for a Term of any Loan or overdue amount that is converted to euro in accordance with this Agreement (a) the applicable Screen Rate or, (b) if no Screen Rate is available for that Term of that Loan or overdue amount, the rate quoted by the leading banks to the Lender in the European interbank market as of 11.00 a.m. (Milan time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.
euro means the single currency of the Participating Member States.
Event of Default means an event specified as such in Clause 21 (Default).
Facility means the credit facility made available under this Agreement.
Facility Office means the office(s) through which the Lender will perform its obligations under this Agreement.
Final Maturity Date means the date falling eighteen months less one day after the date of this Agreement.
Finance Document means:
(a)	this Agreement;

(b)	the Sale Mandate (to the extent executed and in full force and effect); and

(c)	any other document designated as such by the Lender and the Company.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share (to the extent any such share is capable of being redeemed on or before the date on which all amounts outstanding of any nature whatsoever under or in connection with the Facility have been unconditionally and irrevocable paid and discharged in full);

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.
Fitch means Fitch Ratings Limited or any successor to its rating business.
Group means the Guarantor, the Company and the Target Group.
Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.
Increased Cost means:
(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.
Italian Civil Code means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16th March, 1942.
LIBOR means for a Term of any Loan or overdue amount (a) the applicable Screen Rate or, (b) if no Screen Rate is available for that Term of that Loan or overdue amount, the rate quoted by leading banks to the Lender in the London interbank market as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.
Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.
Mandatory Cost means in relation to each Loan or overdue amount the rate per annum certified by the Lender to be the cost to that Lender of compliance with all reserve assets, liquidity or cash margin or other requirements of any applicable monetary or other authority with whose requirements the Lender is required or accustomed to comply in relation to that Loan or overdue amount, expressed as a percentage rate per annum.

Margin means:
(a)	from the date of this Agreement until the date falling 12 months after such date, 0.40 per cent. per annum; and

(b)	from and including the date falling 12 months after the date of this Agreement. 0.45 per cent. per annum.
Material Adverse Effect means a material adverse effect on:
(a)	the business or financial condition of the Group taken as a whole;

(b)	the ability of any Obligor to perform its payment obligations under any Finance Document; or

(c)	the validity or enforceability of any Finance Document.
Merger means the merger between the Company and the Target pursuant to Article 2501-bis of the Italian Civil Code.
Merger Effective Date means the date on which the Merger becomes effective in accordance with applicable law.
Moody’s means Moody’s Investors Service Limited or any successor to its rating business.
Obligor means the Company, the Guarantor or any Additional Guarantor.
Offer means the proposed tender offer to be made by the Company (or on its behalf) to shareholders of the Target for any and all of the outstanding Shares and American Depository Receipts, as that offer may be amended, supplemented, revised or extended in a manner allowed under Clause 4.4 of this Agreement.
Offer Document means the offer to purchase document issued or to be issued by the Company to shareholders of the Target in respect of the Offer.
Offer Expiry Date means the date upon which the Offer (including any extension thereof and/or any subsequent offering period) lapses, terminates or is withdrawn.
Original Financial Statements means the audited consolidated financial statements of the Guarantor for the year ended 31 December, 2004.
Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.
Party means a party to this Agreement.
Rate Fixing Day means the second TARGET Day before the first day of a Term for a Loan or such other day as the Lender determines is generally treated as the rate fixing day by market practice in the relevant interbank market.
Repeating Representations means the representations which are deemed to be repeated under Clause 18.16 (Times for making representations).

Request means a request for a Loan, substantially in the form of Schedule 2 (Form of Request).
S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.
Sale Mandate means the irrevocable mandate to be granted to the Lender by the Company to sell the Shares acquired pursuant to the Offer under certain circumstances described therein.
Satisfactorily Subordinated means in relation to any indebtedness provided to an Obligor that the provider of such indebtedness has no contractual right:
(a)	to receive any payments of any nature (whether in respect of fees, interest, principal or, indemnities); or

(b)	to bring any claim of any nature against the Obligor, instigate any proceedings of any nature against the Obligor or accelerate payment in respect of the indebtedness provided, in each case until all amounts outstanding under the Finance Documents have been irrevocably and unconditionally repaid in full.
Screen Rate means:
(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Lender. If the relevant page is replaced or the service ceases to be available, the Lender (after consultation with the Company) may specify another page or service displaying the appropriate rate.
Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.
Shares means the issued shares in the capital of the Target (including any of the above issued or to be issued whilst the Offer remains open for acceptance).
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
Target means DE RIGO S.p.A.
TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.
Target Group means the Target and its Subsidiaries.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against any Tax or any relief for, remission or repayment of Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
Tax Payment means a payment made by an Obligor to the Lender in any way related to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.
Term means each period as requested in a Request and determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.
Term Date means the date falling six months after the Offer Expiry Date
U.K. means the United Kingdom.
Utilisation Date means each date on which the Facility is utilised.
1.2	Construction
(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	an obligation to consult means to inform and discuss, but shall under no circumstances mean that any decision to be made following consultation is subject to approval or agreement;

(v)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vii)	know your customer requirements are the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(viii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;
(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default being outstanding means that it has not been remedied or waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xvi)	a time of day is a reference to Milan time.
(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.
(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.
(d)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.
(e)	The headings in this Agreement do not affect its interpretation.
1.3	Construction — Italian terms

In this Agreement a reference to:
(a)	a winding-up, administration or dissolution includes, without limitation, any scioglimento, liquidazione, procedura concorsuale (fallimento, concordato preventivo, amministrazione controllata, liquidazione coatta amministrativa, amministrazione straordinaria delle grandi imprese insolventi), cessione dei beni ai creditori pursuant to article 1977 of the Italian Civil Code, or any other similar proceedings; and

(b)	a receiver, administrative receiver, administrator or the like includes, without limitation, a curatore, commissario giudiziale, liquidatore, or any other person performing the same function of each of the foregoing.
1.4	Construction — Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:
(a)	an authorisation includes without limitation, where applicable, compliance with any requirements of Wet op de ondernemingsraden (Works Councils Act of the Netherlands);

(b)	a winding-up, administration or dissolution includes a Dutch entity being:
(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden).
(c)	a moratorium includes (surséance van betaling) and granted a moratorium includes surséance verleend.

(d)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Invorderingswet 1990 (Tax Collection Act of the Netherlands) or Section 16d of the Coördinatiewet Sociale Verzekeringen (Social Insurance Co-ordination Act of the Netherlands).

(e)	a trustee in bankruptcy includes a curator.

(f)	an administrator includes a bewindvoerder.

(g)	an attachment includes a beslag.
1.5	Construction — Financial Ratios

In this Agreement:

Consolidated EBITDA means the consolidated net pre-taxation profits of the Target Group for a Measurement Period:

(a)	including the net pre-taxation profits of a member of the Target Group or business or assets acquired during that Measurement Period for the part of that Measurement Period when it was not a member of the Target Group and/or the business or assets were not owned by a member of the Target Group; but

(b)	excluding the net pre-taxation profits attributable to any member of the Target Group or to any business or assets sold during that Measurement Period, and all as adjusted by:
(i)	adding back Consolidated Net Interest Payable;

(ii)	taking no account of any extraordinary item;

(iii)	excluding any amount attributable to minority interests;

(iv)	adding back depreciation and amortisation; and

(v)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Target Group during that Measurement Period.
Consolidated Interest Payable means all interest and other financing charges (whether, in each case, paid, payable or capitalised) incurred by the Target Group during a Measurement Period.
Consolidated Interest Receivable means all interest and other financing charges received or receivable by the Target Group during a Measurement Period.
Consolidated Net Interest Payable means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Measurement Period.
Consolidated Total Borrowings means, in respect of the Target Group, at any time the aggregate of the following:
(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the capitalised element of indebtedness under a finance or capital lease;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	the outstanding principal amount of any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Target Group.
Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Cash and Cash Equivalents of the Target Group.
Measurement Period, a period of 12 months ending on the last day of a financial year of the Target Group.
1.6	Interpretation — Financial Ratios
(a)	Except as provided to the contrary in this Agreement, an accounting term used in Clause 1.5 above is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than euros is to be taken into account at its euro equivalent calculated on the basis of:
(i)	the Lender’s spot rate of exchange for the purchase of the relevant currency in the European foreign exchange market with euros at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Target Group, the Company or any Additional Guarantor, the relevant rates of exchange used by the Target Group, the Company or any Additional Guarantor, as the case may be in, or in connection with, its financial statements for that period.
(c)	No item must be credited or deducted more than once in any calculation under Clause 1.5.
2.	FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Company a term loan facility in an aggregate amount equal to the Commitment.
3.	PURPOSE
3.1	Loans

Each Loan may only be used for the payment of the consideration and associated fees, costs and expenses owed by the Company in respect of the Offer and in respect of subsequent purchases of Shares or American Depository Receipts.

3.2	No obligation to monitor

The Lender is not bound to monitor or verify the utilisation of the Facility.

4.	THE OFFER

4.1	Defined terms

In this Subclause:
Certain Funds Period means the period beginning on the date of this Agreement and ending on the Offer Expiry Date.
Major Breach means a breach of:
(a)	Clause 20.4 (Pari passu ranking);

(b)	Clause 20.5 (Negative pledge);

(c)	Clause 20.6 (Disposals);

(d)	Clause 20.7 (Financial Indebtedness); or

(e)	Clause 4 (The Offer).
Major Default means any of the following Events of Default:
(a)	Clause 21.2 (Non-payment);

(b)	Clause 21.3 (Breach of other obligations) but only insofar as it relates to a Major Breach;

(c)	Clause 21.4 (Misrepresentation) but only insofar as it relates to a Major Representation;

(d)	Clauses 21.6 (Insolvency) and 21.7 (Insolvency proceedings); or

(e)	Clause 21.10 (Effectiveness of Finance Documents).
Major Representation means any of the following representations contained in this Agreement:
(a)	18.2 (Status);

(b)	18.3 (Powers and authority);

(c)	18.4 (Legal validity); or

(d)	18.5 (Non conflict).
4.2	Certain Funds
(a)	Notwithstanding any term of this Agreement, during the Certain Funds Period the Lender is not entitled to:
(i)	refuse to make available any Loan;

(ii)	cancel the Commitment;

(iii)	exercise any right of rescission or similar right or remedy which it may have in relation to any Loan; or

(iv)	accelerate or cause repayment of any Loan,
except as provided below in this Subclause.
(b)	Paragraph (a) does not apply if the entitlement arises because:
(i)	the Company has not delivered all of the documents required under this Clause or Schedule 1 (Conditions precedent documents)(other than the Sale Mandate);

(ii)	a Major Representation is not correct or will not be correct immediately after the Loan is made;

(iii)	a Major Default is outstanding or will result from the making of the Loan; or

(iv)	it is unlawful for the Lender to perform any of its obligations under the Finance Documents.
(c)	Nothing in this Subclause will affect the rights of the Lender in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.
4.3	Information
(a)	The Company must promptly supply to the Lender:
(i)	copies of all documents, notices or announcements received or issued by it in relation to the Offer; and

(ii)	any other information regarding the progress of the Offer as the Lender may reasonably request.
4.4	Increase in Offer

Except with the prior consent of the Lender, the Company must not increase the purchase price for the Shares or American Depository Receipts specified in the Offer Document by more than 10% per Share or American Depository Receipt.
4.5	Offer indemnity
(a)	In this Subclause, relevant litigation means any litigation proceeding, arising, pending or threatened against the Lender in connection with or arising out of the Offer (whether or not made).

(b)	The Company must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of any relevant litigation, unless it is caused by the gross negligence or wilful misconduct of the Lender or a breach of the Lender’s obligation to make advances under this Agreement.

(c)	The Lender must notify the Company promptly upon becoming aware, and in reasonable detail, of any relevant litigation and must keep the Company informed of its progress.

(d)	The Lender must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable) both its interests and the interests of the Company.

(e)	The Lender may only concede or compromise any claim in respect of any relevant litigation if it has consulted the Company before so doing.

(f)	Notwithstanding paragraphs (c) to (e) above, the Lender is not required to disclose to the Company any matter in respect of which it is under a duty of non-disclosure or which subject to any attorney/client privilege; or

(g)	The Company must keep confidential any information disclosed by the Lender to it under this Subclause, unless required to disclose by any applicable laws or regulations or competent court and except to its financial and legal advisors.
5.	CONDITIONS PRECEDENT

5.1	Conditions precedent documents

A Request may not be given until the Lender has notified the Company that it has received all of the documents and evidence set out in Schedule 1 (Conditions precedent documents)(other than the Sale Mandate) in form and substance satisfactory to the Lender. The Lender must give this notification to the Company promptly upon being so satisfied.
5.2	Further conditions precedent

The obligations of the Lender to make any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:
(a)	the Repeating Representations are correct in all respects; and

(b)	no Default is outstanding or would result from the Loan.
6.	UTILISATION

6.1	Giving of Requests
(a)	The Company may borrow a Loan by giving to the Lender a duly completed Request.

(b)	Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.
6.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:
(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:
(i)	a minimum of US$1,000,000 and an integral multiple of US$500,000;

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Lender may agree; and
(c)	the proposed currency and Term comply with this Agreement.
6.3	Advance of Loan
(a)	The Lender is not obliged to make a Loan if, as a result, the Loans would exceed the Commitment.

(b)	If the conditions set out in this Agreement have been met, the Lender must make the Loan available to the Company through its Facility Office on the Utilisation Date.
7.	CONVERSION INTO EURO

7.1	General

In this Clause:

Lender’s Spot Rate of Exchange means the Lender’s spot rate of exchange for the purchase of euro in the European foreign exchange market with US Dollars as of 11.00 a.m. on a particular day.

US Dollar Amount of a Loan or part of a Loan means:
(a)	if the Loan is denominated in US Dollars, its amount; and

(b)	in the case of any Loan converted into euro in accordance with this Agreement, its equivalent in US Dollars calculated on the basis of the Lender’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.
7.2	Conversion into euro

(a)	The currency of all or part of a Loan may be converted from US Dollars to euro in accordance with the provisions of this Clause.

(b)	Where the currency of part of a Loan is converted, then immediately prior to the conversion the relevant loan will be deemed to have been split and from that time will be treated as being two separate Loans.

(c)	The amount of a Loan or part of a Loan converted into euro must be a minimum US Dollar Amount of US$1,000,000 and, if required by the Lender an integral multiple of a US Dollar Amount of US$500,000, the maximum undrawn amount available under the Facility or such other amount as the Lender may agree.

7.3	Revocation of currency
(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Lender determines that:
(i)	euro is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in euro might contravene any law or regulation applicable to it, the Lender must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.
(b)	In this event, the Lender must maintain the relevant Loan in US Dollars during that Term.
7.4	Euro equivalents

The equivalent in US Dollars of a Loan or part of a Loan converted into euro in accordance with this Agreement for the purposes of calculating the undrawn amount of the Lender’s Commitment is its US Dollar Amount.

7.5	Loans — change of currency
(a)	A Loan will remain denominated in the same currency through successive Terms, unless the currency is changed under paragraph (b) below.

(b)	From and including the second Term after its Utilisation Date, the Company may change the currency of a Loan from US Dollars to euro with effect from the start of a Term by giving notice to the Lender by 9.00 a.m. three Business Days before the first day of that Term. Once a Loan has been converted into euro, it will remain denominated in euro for its life.

(c)	If the Company elects to have a Loan converted into euro:
(i)	the Company must repay that Loan on the last day of its current Term in US Dollars; and

(ii)	the Lender must, subject to the terms of this Agreement, re-advance the Loan in euro for the next Term.
The amount of the Loan in euro will be calculated by reference to its US Dollar Amount.
(d)	Alternatively, if the Lender and the Company agree:
(i)	the Lender may apply the amount (or so much of that amount as is necessary) of the Loan in euro to purchase an amount of US Dollars sufficient to discharge the obligation of the Company to repay the Loan in US Dollars;

(ii)	the Lender must apply any amount of US Dollars purchased under sub-paragraph (i) above towards repaying the Loan in US Dollars;

(iii)	the Lender will promptly notify the Company if there is a shortfall or an excess;

(iv)	if there is a shortfall, the Company must pay to the Lender on the date the Loan is due to be repaid in US Dollars an amount in US Dollars equal to the shortfall; and

(v)	if there is an excess, the Lender must pay to the Company on the date the Loan is due to be repaid in US Dollars an amount in euro equal to the excess.

(e)	If the day on which the US Dollars are due to be repaid is not also a Business Day for euro:
(i)	the Lender must notify the Company promptly;

(ii)	the Loan will remain in US Dollars until the next day which is a Business Day for both US Dollars and euro; and

(iii)	during this period, the Loan will have Terms running from one Business Day to the next Business Day.
(f)	The Company must indemnify the Lender against any loss or liability incurred by the Lender as a result of any foreign exchange contract entered into for the purpose of this Clause.
7.6	Conditions precedent

The obligation of the Lender under this Clause to re-advance its share of a Loan in a new currency or make any payment increasing the amount of a Loan in euro is subject to the condition precedent that on the date of the relevant payment:
(a)	the Repeating Representations are correct in all respects; and

(b)	no Default is outstanding or would result from that payment.
7.7	Notification

The Lender must notify the Company of relevant US Dollar Amounts (and the applicable Lender’s Spot Rate of Exchange) promptly after they are ascertained.

8.	REPAYMENT

The Company must repay the Loans in full on the Final Maturity Date. The Loan shall be repaid in US Dollars except that any part of the Loan that has been converted into euros shall be repaid in euros in an amount equal to the amount of euros received at the time of conversion.

9.	PREPAYMENT AND CANCELLATION

9.1	Mandatory prepayment — illegality
(a)	The Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for the Lender to perform any of its obligations under a Finance Document or to fund or maintain any Loan.

(b)	After notification under paragraph (a) above:
(i)	the Company must repay or prepay the Lender each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment will be immediately cancelled.
(c)	The date for repayment or prepayment of a Loan will be:
(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.
9.2	Mandatory prepayment — change of control
(a)	For the purposes of this Clause:
a change of control occurs if Ennio De Rigo and Walter De Rigo or members of their respective families are not or cease to be the beneficial owners in aggregate, either directly or indirectly through wholly owned Subsidiaries, trusts and/or other entities controlled by Ennio De Rigo or Walter De Rigo or members of their respective families, of more than 50 per cent. of the voting rights attaching to the entire issued share capital of the Guarantor;
(b)	The Company must promptly notify the Lender if it becomes aware of any change of control.

(c)	After a change of control, the Lender may, by notice to the Company:
(i)	cancel the Commitment; and

(ii)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.
     Any such notice will take effect in accordance with its terms.
9.3	Mandatory prepayment — disposals
(a)	In this Subclause:

Net Proceeds in relation to any disposal of Shares or American Depository Receipts by the Company, means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by the Company in respect of such disposal or claim:
(i)	including the amount of any intercompany loan repaid to the Company;

(ii)	treating any amount owing to and set off by any purchaser of assets as consideration received in Cash;

(iii)	treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or Cash Equivalents or becomes readily so convertible on reasonable commercial terms;

(iv)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by an Obligor or any member of the Target Group in respect of that disposal or claim; and

(v)	after deducting proper costs and reasonable expenses incurred by the Company directly in connection with that disposal or claim.

(b)	The Company must procure the application of an amount equal to the aggregate amount of any Net Proceeds received in respect of any disposal of Shares or American Depository Receipts by the Company in prepayment (otherwise expressly stated above) of the Loans.

(c)	Any prepayment under this Subclause must be made promptly following receipt of the proceeds.
9.4	Mandatory Prepayment — Injections and distributions

Prior to the Merger, the Company must procure the immediate application of an amount equal to the aggregate amount of the proceeds of any:
(a)	dividend, distribution or other form of payment of any nature it receives, directly or indirectly, from any of its Subsidiaries; or

(b)	any subscription for shares, equity contribution or loans of any nature received, it receives directly or indirectly, it being understood that this Clause does not apply to the additional equity injection of not less than #eu#5,000,000 referred to in paragraph 4 of “Other Documents and Evidence” in Schedule 1 (Conditions Precedent Documents).
9.5	Voluntary prepayment
(a)	The Company may, by giving not less than five Business Days’ prior notice to the Lender, prepay any Loan at any time in whole or in part.

(b)	Unless otherwise agreed with the Lender, a prepayment of part of a Loan must be in a minimum amount of US$1,000,000 or EUR 1,000,000 and an integral multiple of US$500,000 or EUR 500,000.
9.6	Automatic cancellation

The Commitment will be automatically cancelled at the close of business on the last day of the Availability Period.

9.7	Voluntary cancellation
(a)	The Company may, by giving not less than five Business Days’ prior notice to the Lender, cancel the unutilised amount of the Commitment in whole or in part.

(b)	Unless otherwise agreed in advance with the Lender, partial cancellation of the Commitment must be in a minimum amount of 1,000,000 or euro equivalent US Dollars or euro equivalent and an integral multiple of 500,000 units of euro or US Dollars or euro equivalent.
9.8	Involuntary prepayment and cancellation
(a)	If an Obligor is, or will be, required to pay to the Lender:
(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	any Mandatory Cost,
the Company may, while the requirement continues, give notice to the Lender requesting prepayment and cancellation.
(b)	After notification under paragraph (a) above:
(i)	the Company must repay or prepay each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment will be immediately cancelled.
(c)	The date for repayment or prepayment of a Loan will be:
(i)	the last day of the current Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.
9.9	Partial prepayment of Loans

No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

9.10	Miscellaneous provisions
(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	All prepayments shall be made in the currency in which the relevant part of the Loan being prepaid is denominated.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.
10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR or, following conversion of a Loan into euro in accordance with this Agreement, EURIBOR in respect of that Loan; and

(c)	Mandatory Cost.

10.2	Payment of interest
(a)	Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

(b)	Interest shall be paid in the same currency as the currency in which the relevant part of the Loan to which such interest relates is denominated.
10.3	Interest on overdue amounts
(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Lender to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Lender may (acting reasonably):
(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.
(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:
(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.
After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.
10.4	Interest Cap

Notwithstanding any other provision of this Agreement:

(a)	if at any time the rate of interest payable by the Company in respect of a Loan exceeds the maximum rate of interest permitted by Italian Law No. 108 of 7th March, 1996 as amended, implemented or supplemented from time to time (the Italian Usury Legislation), then the rate of interest payable by the Company in respect of the relevant Loan shall be capped, for the shortest possible period, at the maximum rate permitted under the Italian Usury Legislation; and

(b)	the amount of interest on overdue amounts payable by the Company under this Agreement shall be compounded to the extent permitted by article 1283 of the Italian Civil Code as amended, supplemented or implemented from time to time and will at all times remain immediately due and payable.

10.5	Notification of rates of interest

The Lender must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

11.	TERMS

11.1	Selection
(a)	Each Loan has successive Terms.

(b)	The Company must select the first Term for a Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Lender not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If the Company fails to select a Term for an outstanding Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or any other period agreed by the Company and the Lender.
11.2	Consolidation — Loans

If the Company so requests a Term for a Loan will end on the same day as the current Term for any other Loan denominated in the same currency as that Loan. On the last day of those Terms, those Loans will be consolidated and treated as one Loan.

11.3	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

11.4	Other adjustments

The Lender and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

11.5	Notification

The Lender must notify the Company of the duration of each Term promptly after ascertaining its duration.

12.	MARKET DISRUPTION

12.1	Market disruption
(a)	If the Lender determines that adequate and fair means do not exist for ascertaining LIBOR or EURIBOR (as the case may be) for a Loan, it must promptly notify the Company.

(b)	After notification under paragraph (a) above, the rate of interest on the affected Loan for the relevant Term will be the aggregate of the applicable:
(i)	Margin;

(ii)	rate notified by the Lender to the Company as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.
12.2	Alternative basis
(a)	After receipt of any notification under this Clause, if the Lender or the Company so requires, the Company and the Lender must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be binding on each Party.
13.	TAXES

13.1	Tax gross-up
(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or the Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the other party promptly.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor to the Lender will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Upon request the Obligor making that Tax Deduction must deliver to the Lender as soon as practicable evidence satisfactory to the Lender (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.
13.2	Tax indemnity
(a)	Except as provided below, the Company must indemnify the Lender against any loss or liability which the Lender (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by it for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on the Lender under the laws of the jurisdiction in which:
(i)	the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Lender, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.
(c)	If the Lender makes, or intends to make, a claim under paragraph (a) above, it must promptly notify the Company of the event which will give, or has given, rise to the claim.
13.3	Tax Credit

If an Obligor makes a Tax Payment and the Lender (in its absolute discretion) determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,
the Lender must pay an amount to the Obligor which the Lender determines (in its absolute discretion) will leave it (after that payment) in no worse after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.
13.4	Stamp taxes
The Company must pay and indemnify the Lender against any stamp duty, registration tax or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document.
13.5	Value added taxes
(a)	Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Lender (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Obligor to reimburse the Lender for any costs or expenses, that Obligor must also at the same time pay and indemnify the Lender against all value added tax or any other Tax of a similar nature incurred by the Lender in respect of those costs or expenses.
14.	INCREASED COSTS

14.1	Increased Costs

Except as provided below in this Clause, the Company must pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates as a result of:
(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.
14.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to the Lender or its Affiliate wilfully failing to comply with any law or regulation.
14.3	Claims
(a)	The Lender must promptly notify the Company of the circumstances giving rise to and the amount of the claim.

(b)	The Lender must, as soon as practicable after a demand by it, provide a certificate confirming the amount of its Increased Cost.
15.	MITIGATION

15.1	Mitigation
(a)	The Lender must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:
(i)	any Tax Payment or Increased Cost being payable to the Lender;

(ii)	the Lender being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	the Lender incurring any cost of complying with the minimum reserve requirements of the European Central Bank, including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
(c)	The Company must indemnify the Lender for all costs and expenses reasonably incurred by it as a result of any step taken by it under this Subclause.
(d)	The Lender is not obliged to take any step under this Subclause if, in its opinion (acting reasonably), to do so might be prejudicial to it.
15.2	Conduct of business by the Lender

No term of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.
16.	PAYMENTS

16.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party under a Finance Document must be made to the relevant Party to its account at such office or bank in Treviso, as it may notify to the other Party for this purpose by not less than five Business Days’ prior notice.

16.2	Funds

Payments under the Finance Documents to the Lender must be made for value on the due date at such times and in such funds as the Lender may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

16.3	Currency
(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in:
(i)	if it relates to a Loan that has been converted into euro in accordance with this Agreement, in euro; and

(ii)	otherwise, in US Dollars.
16.4	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

16.5	Business Days
(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Lender determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

16.6	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the Lender

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:
(a)	guarantees to the Lender punctual performance by the Company of all its obligations under the Finance Documents;

(b)	undertakes with the Lender that, whenever the Company does not pay any amount when due under any Finance Document, the Guarantor must immediately on demand by the Lender pay that amount as if it were the principal obligor; and

(c)	indemnifies the Lender immediately on demand against any loss or liability suffered by the Lender if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Lender would otherwise have been entitled to recover, in each case to the extent permitted by law.
17.2	Continuing guarantee

Subject to Clause 17.9 (Termination of the Guarantee), this guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement
(a)	If any discharge (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.4	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or the Lender). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.
17.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may without affecting the liability of the Guarantor under this Clause:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause.
17.7	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Lender otherwise directs,
the Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:
(i)	be subrogated to any rights, security or moneys held, received or receivable by the Lender (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of the Company or its estate in competition with the Lender (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Company, or exercise any right of set-off as against the Company.
The Guarantor must hold in trust for and immediately pay or transfer to the Lender any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Lender under this Clause.
17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender.

17.9	Termination of the Guarantee
(a)	This Guarantee shall automatically terminate on the Merger Effective Date or at any time thereafter if on the Merger Effective Date or such later date (i) the most recently delivered consolidated accounts of the Target Group and the most recently delivered accounts of the Company and any Additional Guarantor at such time demonstrate that the ratio of Consolidated Total Net Borrowings plus the Loan (to the extent not yet included in Consolidated Total Net Borrowings) to Consolidated EBITDA plus EBITDA of the Company and any Additional Guarantor (to the extent not yet included in Consolidated EBITDA) is equal to or less than 3.2:1, and (ii) the chief financial officer of the Target certifies in writing to the Lender that there has been no change in the financial condition of the Company , the Target Group or any Additional Guarantor, as the case may be, since the date as of which the relevant accounts referred to in sub paragraph (i) were drawn up which such officer reasonably believes would result in the ratio of Consolidated Total Net Borrowings plus the Loan (to the extent not yet included in Consolidated Total Net Borrowings) to Consolidated EBITDA plus EBITDA of the Company and any Additional Guarantor (to the extent not yet included in Consolidated EBITDA) being greater than 3.2:1.

(b)	This Guarantee shall automatically terminate on the date on which all amounts of any nature outstanding under or in connection with the Facility have been paid and discharged in full.
18.	REPRESENTATIONS

18.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) either one of them to the Lender.

18.2	Status
(a)	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.
18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal validity
(a)	Subject to any general principles of law limiting its obligations, including those referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.
18.5	Non-conflict

The entry into and performance by it of, the Finance Documents do not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	to the extent that such conflict is reasonably likely to have a Material Adverse Effect, any document which is binding upon it or any of its assets.
18.6	No default
(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.
18.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

18.8	Financial statements

The Guarantor’s Original Financial Statements:
(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.
18.9	No material adverse change

There has been no material adverse change in the financial condition or consolidated financial condition of the Guarantor since the date to which the Original Financial Statements were drawn up.

18.10	The Company

In the case of the Company, prior to the Merger:
(a)	the Company has not traded or incurred any material liabilities or commitments (actual or contingent, present or future) other than those under or contemplated by the Finance Documents and in connection with the Offer or otherwise as it being consistent for special purpose vehicles of this kind; and

(b)	upon paying the consideration due in respect of the Shares and American Depositary Receipts tendered pursuant to the Offer, the Company will become the legal owner of all of such Shares and American Depository Receipts acquired pursuant to the Offer.
18.11	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely to be adversely determined, and is so determined are reasonably likely to have a Material Adverse Effect.

18.12	Taxes on payments

All amounts payable by it under the Finance Documents may be made without any Tax Deduction.

18.13	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

18.14	No adverse consequences
(a)	it is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	the Lender is not and will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.
18.15	Jurisdiction/governing law
(a)	Its:
(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation; and
(b)	any final and conclusive judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation, subject to applicable procedural requirements, general principles of law and limitations including those referred to in any legal opinion required under this Agreement.
18.16	Times for making representations
(a)	The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation other than the representations set out in Clauses 18.7 (Authorisations), 18.8 (Financial Statements), 18.9 (Material Adverse Change), 18.12 (Taxes), 18.13 (Stamp Duty), 18.14 (No adverse consequences) and 18.15 (Jurisdiction/Governing Law) is deemed to be repeated by each Obligor on the date of each Request and the first day of each Term.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.
19.	INFORMATION COVENANTS

19.1	Financial statements
(a)	The Company must supply to the Lender:
(i)	its audited financial statements for each of its financial years;

(ii)	the Guarantor’s financial statements for each of its financial years;
(b)	All financial statements must be supplied as soon as they are available and:
(i)	in the case of the Company’s audited financial statements, within 180 days;

(ii)	in the case of the Guarantor’s financial statements, within 300 days;
of the end of the relevant financial period.

19.2	Form of financial statements
(a)	The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Lender of any change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Lender, the Company must supply to the Lender:
(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable it to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Lender under this Agreement.
(d)	If requested by the Lender, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lender in the same position as they would have been in if the change had not happened.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements (or in the case of the Company, the first of its audited consolidated financial statements delivered to the Lender under this Agreement).
19.3	Budget
(a)	The Company must supply to the Lender as soon as they have been approved by the board of directors of the Target, and in any event not later than 30 days before the beginning of each annual accounting period, a budget for the Target Group for that accounting period.

(b)	The budget must be:
(i)	prepared on a basis consistent with the accounting standards as used in preparing the Target Group’s consolidated financial statements; and

(ii)	approved by the board of directors of the Target.
19.4	Compliance Certificate
(a)	The Company must ensure that a Compliance Certificate is supplied to the Lender on or before the Merger Effective Date with respect to the set of accounts referred to in Clause 17.9(a)(i) and each set of Accounts delivered thereafter.

(b)	A Compliance Certificate must be signed by the chief financial officer of the Target.

19.5	Information — miscellaneous

The Company must supply to the Lender:
(a)	copies of all documents despatched by the Company to its creditors generally or any class of them at the same time as they are despatched; and

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which are reasonably likely to be adversely determined, and if so determined are reasonably likely to have a Material Adverse Effect.
19.6	Notification of Default
(a)	Unless the Lender has already been so notified by the other Obligor, each Obligor must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Lender, the Company must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.
19.7	Year end

The Company must not change its financial year end.

19.8	Use of websites
(a)	Except as provided below, the Company may deliver any information under this Agreement to the Lender by posting it on to an electronic website if:
(i)	the Company and the Lender designate an electronic website for this purpose;

(ii)	the Company notifies the Lender of the address of and password for the website; and

(iii)	the information posted is in a format agreed between the Company and the Lender.
(b)	Notwithstanding the above, the Company must supply to the Lender upon the Lender’s request a copy in paper form of any such information posted on the website.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Lender if:
(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.9	Know your customer requirements

Each Obligor must promptly on the request of the Lender supply to the Lender any documentation or other evidence which is reasonably requested by the Lender (whether for itself or on behalf of any prospective new Lender) to enable the Lender or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

20.	GENERAL COVENANTS

20.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it.

20.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

20.3	Compliance with laws

Each Obligor must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.5	Negative pledge
(a)	Except as provided below, no Obligor
(A) may create or allow to exist any Security Interest on any of its assets (including in the case of the Company, the Shares and American Depository Receipts acquired pursuant to the Offer); or

(B)	(i)	sell, transfer or otherwise dispose of any of its assets (including the Shares acquired pursuant to the Offer) on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(b)	Paragraph (a) does not apply to:
(i)	any Security Interest listed in Schedule 4 (Existing Security) except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that Schedule;

(ii)	any Security Interest comprising a netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security Interest entered into pursuant to a Finance Document; or

(v)	any Security Interest (not being a Security Interest over the Shares acquired by the Company) securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding subparagraphs) does not exceed 10 per cent. of the book value of the consolidated assets of the Obligors or its equivalent at any time; or

(vi)	any transaction conducted in compliance with Clause 20.6(b)(vi).
(c)	Paragraph (a) does not apply to any Security Interest granted by the Company or the Target as successor to the Company, as the case may be, at any time after the Merger Effective Date if and (only for so long as) as of the date of the most recently delivered accounts, the ratio of Consolidated Total Net Borrowings plus the Loan (to the extent not yet included in Consolidated Total Net Borrowings) to Consolidated EBITDA plus EBITDA of the Company and any Additional Guarantor (to the extent not yet included in Consolidated EBITDA) is equal to or less than 3.2 to 1.
20.6	Disposals
(a)	Except as provided below, no Obligor may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets (including, in the case of the Company, the Shares and American Depository Receipts acquired pursuant to the Offer).

(b)	In the case of the Guarantor only, paragraph (a) does not apply to any disposal:
(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of Cash or Cash Equivalents;

(iv)	between the Obligors;

(v)	on arm’s length terms, where the consideration receivable (when aggregated with the consideration for any other disposal not allowed under the other sub-

paragraphs of this clause) does not exceed 10 per cent. of the book value of the consolidated assets of the Group or its equivalent at any time; or

(vi)	a disposal of assets by the Guarantor to another company that prior to such disposal provides a guarantee in respect of the Facility in the form provided for in Clause 17 and thereby becomes an Obligor.
(c)	Paragraph (a) does not apply to any disposal by the Company or the Target as successor to the Company, as the case may be, at any time after the Merger Effective Date if (and only for so long as) as of the date of the most recently delivered accounts, the ratio of Consolidated Total Net Borrowings plus the Loan (to the extent not yet included in the Consolidated Total Net Borrowings) to Consolidated EBITDA plus EBITDA of the Company and any Additional Guarantor (to the extent not yet included in the Consolidated EBITDA) is equal to or less than 3.2 to 1.
20.7	Financial Indebtedness
(a)	Except as provided below, no Obligor may incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:
(i)	any Financial Indebtedness incurred or expressly permitted under the Finance Documents or by the Lender;

(ii)	any existing Financial Indebtedness listed in Schedule 4 (Existing Financial Indebtedness) or Financial Indebtedness replacing or refinancing such Financial Indebtedness but only to the extent that it is not increased;

(iii)	any Financial Indebtedness owed by an Obligor to another Obligor

(iv)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business; or

(v)	Financial Indebtedness not otherwise permitted under this Clause which in the aggregate does not exceed US$25,000,000 or its equivalent at any time.
(c)	Paragraph (a) does not apply to any Financial Indebtedness incurred by the Company or the Target as successor to the Company, as the case may be, at any time after the Merger Effective Date if (and only for so long as) as of the date of the most recently delivered accounts the ratio of Consolidated Total Net Borrowings plus the Loan (to the extent not yet included in Consolidated Total Net Borrowings) to Consolidated EBITDA plus EBITDA of the Company and any Additional Guarantor (to the extent not yet included in the Target Group’s Consolidated EBITDA) is equal to or less than 3.2 to 1.
20.8	Change of business

Prior to the Merger, the Company must ensure that no substantial change is made to the general nature of the business of the Company from that carried on at the date of this Agreement.

20.9	Mergers

No Obligor may enter into any amalgamation, demerger, merger or reconstruction that is reasonably likely to lead to a change of control (within the meaning of Clause 9.2 (Mandatory prepayment — change of control)) or is reasonably likely to have a Material Adverse Effect.

20.10	Dividends

Prior to the Merger, the Company may not:
(a)	declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital); or

(b)	repay or distribute any share premium account.
20.11	Holding Companies

Prior to the Merger, the Company must not carry on any business or own any assets, other than:
(a)	owning and holding Shares and American Depository Receipts;

(b)	the ownership of Cash or Cash Equivalents and the provision of administrative services (excluding treasury services) to the Guarantor or members of the Target Group of a type customarily provided by a Holding Company to its Subsidiaries; and

(c)	incurring Financial Indebtedness under the Finance Documents.
20.12	Arm’s-length terms

(a)	Prior to the Merger, no Obligor may enter into any material transaction with any person otherwise than on arm’s-length terms and for full market value, save for:
(i)	loans between members of the Group; or

(ii)	other transactions between members of the Group,
which are permitted by other terms of this Agreement, provided that the terms of those loans or transactions do not result in a transfer of value from an Obligor to a non-Obligor.
(b)	After the Merger, neither the Guarantor not the company resulting from the Merger may enter into any material transaction with any person otherwise than on arm’s-length terms and for full market value, save for:
(i)	loans between members of the Group; or

(ii)	other transactions between members of the Group,
which are permitted by other terms of this Agreement.
20.13	Amendments to documents
(a)	No member of the Group may:

(i)	amend its memorandum or articles of association or other constitutional documents;

(ii)	amend or waive any term of any of the other documents delivered to the Lender pursuant to Clause 4.1 (Conditions precedent documents), in any way which would be materially adverse to the interests of the Lender under the Finance Documents without the prior written consent of the Lender.
(b)	The Company must promptly supply to the Lender a copy of any amendment to or waiver of any of the documents referred to in paragraph (a) above.
20.14	Segregation of assets under the Italian Civil Code

No Obligor incorporated in Italy may take any of the actions specified under Article 2447-bis, paragraph 1, subparagraph (a) or (b), of the Italian Civil Code (“Patrimoni Destinati ad uno Specifico Affare”).

20.15	Deposit of Shares acquired
(a)	Within the time period specified in the Sale Mandate, the Company must deposit all Shares and American Depositary Receipts (whether in the form of American Depositary Receipts or converted into Shares) purchased by it pursuant to the Offer in a blocked deposit account held with the Lender.

(b)	Such Shares and American Depository Receipts will be released on the earlier of (i) the Merger Effective Date, and (ii) the date on which all amounts of any nature outstanding under or in connection with the Facility have been paid and discharged in full.
21.	DEFAULT

21.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

21.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:
(a)	is caused by technical or administrative error; and

(b)	is remedied within three Business Days of the due date.
21.3	Breach of other obligations
An Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:
(a)	is capable of remedy; and

(b)	is remedied within 20 days of the earlier of the Lender giving notice and the Obligor becoming aware of the non-compliance.

21.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:
(a)	are capable of remedy; and

(b)	are remedied within 20 days of the earlier of the Lender giving notice and the Obligor becoming aware of the misrepresentation.
21.5	Cross-default

Any of the following occurs in respect of an Obligor:
(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:
(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described); or
(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described), unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a)-(c) above is less than US$5 million or its equivalent.
21.6	Insolvency

Any of the following occurs in respect of an Obligor:
(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.
If a moratorium occurs in respect of any Obligor, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

21.7	Insolvency proceedings
(a)	Except as provided below, any of the following occurs in respect of an Obligor or the Target:
(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.
(b)	Paragraph (a) does not apply to any winding-up petition which is frivolous or vexatious in nature or is being contested in good faith and which is discharged, stayed or dismissed within 90 days of commencement.
21.8	Creditors’ process

Any attachment (in case of the Guarantor only meaning a preliminary attachment (Conservatoir Beslag)), sequestration, distress, execution or analogous event affects any asset(s) of an Obligor having an aggregate value of at least US$5 million or its equivalent, and is not discharged within 90 days.

21.9	Cessation of business

An Obligor or the Target (if and only if the Target is the surviving company following the Merger)ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

21.10	Effectiveness of Finance Documents
(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
21.11	Ownership of the Company

The Guarantor ceases to wholly own the Company prior to the Merger.

21.12	Sale Mandate

The Company fails to deliver the executed Sale Mandate to the Lender within 20 days of the closing of the Offer.

21.13	Material adverse change

Any event or series of events occurs which would reasonably be likely to have a Material Adverse Effect.

21.14	Acceleration

If an Event of Default is outstanding, the Lender may, by notice to the Company:
(a)	cancel all or any part of the Commitment; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:
(i)	immediately due and payable; and/or

(ii)	payable on demand by the Lender.
Any notice given under this Subclause will take effect in accordance with its terms.
22.	EVIDENCE AND CALCULATIONS

22.1	Accounts

Accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Lender determines is market practice.

23.	FEES

The Company must pay to the Lender:

(a)	on the date of this Agreement a front-end fee of €100,000; and

(b)	on the Term Date, an additional fee of 0.20 per cent of the aggregate amount of Loans outstanding in excess of US$60,000,000, payable in euro and calculated using the Lender’s Spot Rate of Exchange.
24.	INDEMNITIES AND BREAK COSTS

24.1	Currency indemnity
(a)	The Company must, as an independent obligation, indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:
(i)	the Lender receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.
(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
24.2	Other indemnities
(a)	The Company must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:
(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)	(other than by reason of negligence or default by the Lender) a Loan not being made after a Request has been delivered for that Loan;

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement;

(v)	investigating any event which the Lender reasonably believes to be a Default; or

(vi)	acting or relying on any notice which the Lender reasonably believes to be genuine, correct and appropriately authorised.
(b)	The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.
24.3	Break Costs
(a)	The Company must pay to the Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the Lender by which:

(i)	the interest (excluding any applicable Margin or Mandatory Cost) which the Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;
exceeds
(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.
(c)	The Lender must supply to the Company details of the amount of any Break Costs claimed by it under this Subclause.
25.	EXPENSES

25.1	Initial costs

Each party must bear its own costs and expenses (including legal fees) incurred in connection with the negotiation, preparation, printing and execution of the Finance Documents.

25.2	Subsequent costs

The Company must pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(a)	the negotiation, preparation, printing and execution of any Finance Document executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.
25.3	Enforcement costs

The Company must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

26.	AMENDMENTS AND WAIVERS

26.1	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lender (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

26.2	Waivers and remedies cumulative

The rights of the Lender under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.
27.	CHANGES TO THE PARTIES

27.1	Assignments and transfers by the Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Lender.

27.2	Assignments, transfers and sub-participations by the Lender
(a)	The Lender may not assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person (the New Lender) except with the express written consent of the Company and provided that no such assignment or transfer shall be allowed if such assignment or transfer would violate the U.S. margin regulations.

(b)	The consent of the Company must not be unreasonably withheld or delayed.

(c)	The Company may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

(d)	A transfer of obligations will be effective only if the New Lender confirms to the Company in form and substance satisfactory to the Company that it is bound by the terms of this Agreement as the Lender. On the transfer becoming effective in this manner the Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	The Lender or any New Lender may not without the prior written consent of the Company enter into any sub-participation agreement, credit derivative or other funding or risk transfer arrangement if such agreement or arrangement includes the transfer of voting rights or has the effect of requiring the consent of a person other than the Lender in respect of any matters for which the Lender’s or the New Lender’s vote or consent is required under the Finance Documents.
27.3	Costs resulting from change of Lender or Facility Office

If:
(a)	the Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by the Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, that Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.	DISCLOSURE OF INFORMATION
(a)	The Lender must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, the Lender is entitled to disclose information:
(i)	which is publicly available, other than as a result of a breach by the Lender of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Obligor; or

(viii)	with the agreement of the relevant Obligor,
provided that to the extent such information relates to the Target Group, is not publicly available and the Target it is listed such information shall, to the extent legally possible, not be disclosed prior to Target being notified. In all other circumstances the lender shall notify the Company (to the extent legally possible) of any disclosure of information which is not publicly available as soon as is practicable after any such disclosure.
(b)	The Lender may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):
(i)	a copy of any Finance Document; and

(ii)	any information which the Lender has acquired under or in connection with any Finance Document.
However, before a participant may receive any confidential information, it must agree with the Lender to keep that information confidential on the terms of paragraph (a) above.
(c)	This Clause supersedes any previous confidentiality undertaking given by the Lender in connection with this Agreement.
29.	SET-OFF

The Lender may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation (whether or not matured) owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	NOTICES

32.1	In writing
(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, fax or any electronic communication approved by the Lender.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.
32.2	Contact details
(a)	The contact details of the Company for this purpose are:

Address:	Zona Industriale Villanova, 12
32013 Longarone (BL) Italy
Fax number:	+39.0437.573.195
E-mail:	maurizio.dessolis@derigo.com
Attention:	Maurizio Dessolis
(b)	The contact details of the Guarantor for this purpose are:

Address:	Herengracht 450 (1017CA), Amsterdam
Fax number:	+31.2054.08909
E-mail:	clonghurst@emtworld.com
Attention:	Colin Longhurst
(c)	The contact details of the Lender for this purpose are:

Address:	Piazza Scala 6, Milano
Fax number:	+39 0287943233
E-mail:	michele.ciapponi@bancaintesa.it
Attention:	Michele Ciapponi

(d)	Any Party may change its contact details by giving five Business Days’ notice to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.
32.3	Effectiveness
(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Lender will only be effective on actual receipt by it.
32.4	Obligors
(a)	All communications under the Finance Documents to or from the Guarantor or any Additional Guarantor must be sent through the Company.

(b)	The Guarantor and any Additional Guarantor irrevocably appoints the Company to act as its agent:
(i)	to give and receive all notices under the Finance Documents;

(ii)	to supply all information concerning itself to the Lender; and

(iii)	to sign all documents under or in connection with the Finance Documents.
(c)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the Guarantor and any Additional Guarantor.

(d)	The Lender may assume that any communication made by the Company is made with the consent of the Guarantor and any Additional Guarantor.
33.	LANGUAGE
(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Lender otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
34.	GOVERNING LAW

This Agreement is governed by English law.

35.	ENFORCEMENT

35.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Lender. To the extent allowed by law the Lender may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
35.2	Service of process
(a)	Each Obligor not incorporated in England and Wales irrevocably appoints European Vision Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company must immediately procure the appointment of another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.
35.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by the Lender against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
35.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
CONDITIONS PRECEDENT DOCUMENT
Obligors
1.	A copy of the constitutional documents of each Obligor.

2.	A copy of a resolution of the board of directors of each Obligor (if applicable) approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each person authorised on behalf of an Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Company certifying that each copy document specified in this Schedule (other than the Sale Mandate) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that the agent of the Obligors under this Agreement for service of process in England has accepted its appointment.

6.	A certificato di vigenza (or equivalent solvency certificates as applicable) in respect of each Obligor dated not earlier than five (5) Business Days prior to the Utilisation Date.
Legal opinions
1.	A legal opinion of legal advisers to each Obligor as to the power and authority of that Obligor to enter into the Finance Documents to which it is a party, in each case addressed to the Lender.

2.	A legal opinion of Allen & Overy Studio Legale Associato, legal advisers to the Lender in Italy, addressed to the Lender.
Other documents and evidence
1.	Each Finance Document.

2.	Original Financial Statements.

3.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

4.	Evidence that the Guarantor has injected not less than €5,000,000 of additional equity into the Company, which injection may take any form (including a subscription for ordinary share capital or finanziamento soci) on condition that the Lender is satisfied that it is Satisfactorily Subordinated.

5.	A copy of any other authorisation or other document, opinion or assurance which the Lender has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2
FORM OF REQUEST

To:	BANCA INTESA S.p.A.

From:	[ ]

Date:	[ ]
     DR 3 S.rl. — US$90,000,000 Credit Agreement dated [                    ], 2005 (the Agreement)
1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:
(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ].
3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.
By:
[                    ]

SCHEDULE 3
EXISTING SECURITY

Obligor creating security	Details of security	Maximum principal
amount secured
De Rigo Holding B.V.	Security arising under the Deed of Pledging dated as of 30 November, 2000 between De Rigo Holding B.V. and Deutsche Bank AG	Euro 530,000

SCHEDULE 4
EXISTING FINANCIAL INDEBTEDNESS
Deed of Pledging dated as of 30 November, 2000 between De Rigo Holding B.V. and Deutsche Bank AG

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	BANCA INTESA S.p.A.

From:	DR 3 S.r.l.

Date:	[ ]
DR 3 S.r.l. — US$90,000,000 Credit Agreement
dated [               ], 2005 (the Agreement)
1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that at the date of the most recently delivered accounts:
(a)	the ratio of Consolidated Total Net Borrowings plus the Loan (to the extent not yet included in Consolidated Total Net Borrowings) to Consolidated EBITDA plus EBITDA of the Company and any Additional Guarantor (to the extent not yet included in Consolidated EBITDA)is [ ]
3.	We set out below calculations establishing the figures in paragraph 2 above:
     [                    ].
4.	[We confirm that no Default is outstanding as at [relevant testing date].[1]
[DR 3 SRL] [Target Group]
By:
[insert applicable certification language]

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

* * *
Please confirm that the above accurately reflects the agreement between us by reproducing in full our Proposal and returning it to us signed by a duly authorised signatory of your company for full, unconditional and irrevocable acceptance.
Yours faithfully,
/s/ Michele Ciapponi
BANCA INTESA S.p.A.
By: Michele Ciapponi
(as Lender)

[ON LETTERHEAD OF DR 3 S.r.l.]

To:	Banca Intesa S.p.A.
Piazza Scala 6, Milano
Italy
Fax number: +39 0287943233
Attention: Michele Ciapponi
28 July, 2005
DR 3 S.r.l. US$90,000,000 Credit Facility
Dear Sirs,
Dear Sirs,
We refer to your letter of today’s date setting out your proposal with respect to the DR 3 S.r.l. US$90,000,000 Credit Facility (the Proposal), which we reproduce in full below.
* * *
[Text of Proposal has been omitted.]
* * *
We hereby confirm our full, irrevocable and unconditional acceptance of your Proposal.

Yours faithfully,

/s/ Massimo De Rigo

For and on behalf of

DR 3 S.r.l.

[ON LETTERHEAD OF DE RIGO HOLDING B.V.]

To:	Banca Intesa S.p.A.
Piazza Scala 6, Milano
Italy
Fax number: +39 0287943233
Attention: Michele Ciapponi
28 July, 2005
DR 3 S.r.l. US$90,000,000 Credit Facility
Dear Sirs,
Dear Sirs,
We refer to your letter of today’s date setting out your proposal with respect to the DR 3 S.r.l. US$90,000,000 Credit Facility (the Proposal), which we reproduce in full below.
* * *
[Text of Proposal has been omitted.]
* * *
We hereby confirm our full, irrevocable and unconditional acceptance of your Proposal.
Yours faithfully,

/s/ Colin Longhurst

For and on behalf of

DE RIGO HOLDING B.V.